REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Trustees and Shareholders of the CDC Nvest Funds Trust I,
CDC Nvest Funds Trust II,
Loomis Sayles Funds I,
and Loomis Sayles Funds II


In planning and performing our audits of the financial statements of the funds listed in Appendix A (collectively known as the "Funds") for the year ended
September 30, 2004, we considered their internal control, including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, not to provide assurance on internal control.

The management of the Funds is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. Generally, controls that are relevant to an audit pertain to the entity's objective of preparing financial statements for external purposes that are fairly presented in conformity with generally accepted accounting principles. Those controls include the safeguarding of assets against unauthorized acquisition, use or disposition.

Because of inherent limitations in internal control, errors or fraud may occur and not be detected. Also, projection of any evaluation of internal control to future periods is subject to the risk that controls may become inadequate because of changes in conditions or that the effectiveness of their design and operation may deteriorate.

Our consideration of internal control would not necessarily disclose all matters in internal control that might be material weaknesses under standards established by the Public Company Accounting Oversight Board (United States). A material weakness, for purposes of this report, is a condition in which the design or operation of one or more of the internal control components does not reduce to a relatively low level the risk that misstatements caused by error or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving internal control and its operation, including controls for safeguarding securities, that we consider to be material weaknesses as defined above as of September 30, 2004.


This report is intended solely for the information and use of the Board of Trustees, management and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.






November 16, 2004

Appendix A: List of Funds under audit at September 30, 2004


FUND

CDC NVEST FUNDS TRUST I:
Loomis Sayles Core Plus Bond Fund
Loomis Sayles Government Securities Fund

CDC NVEST FUNDS TRUST II:
Loomis Sayles Massachusetts Tax Free Income Fund

LOOMIS SAYLES FUNDS I:
Loomis Sayles Benchmark Core Bond Fund
Loomis Sayles Bond Fund
Loomis Sayles Fixed Income Fund
Loomis Sayles Global Bond Fund
Loomis Sayles High Income Opportunities Fund
Loomis Sayles Institutional High Income Fund
Loomis Sayles Intermediate Duration Fixed Income Fund
Loomis Sayles Investment Grade Fixed Income Fund
Loomis Sayles Mid Cap Growth Fund
Loomis Sayles Small Cap Value Fund
Loomis Sayles Small Company Growth Fund
Loomis Sayles U.S. Government Securities Fund

LOOMIS SAYLES FUNDS II:
Loomis Sayles Aggressive Growth Fund
Loomis Sayles Growth Fund
Loomis Sayles High Income Fund
Loomis Sayles International Equity Fund
Loomis Sayles Investment Grade Bond Fund
Loomis Sayles Limited Term U.S. Government Fund
Loomis Sayles Municipal Income Fund
Loomis Sayles Research Fund
Loomis Sayles Small Cap Growth Fund
Loomis Sayles Strategic Income Fund
Loomis Sayles Tax-Managed Equity Fund
Loomis Sayles Value Fund
Loomis Sayles Worldwide Fund